GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.

Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.

(812) 482-1314

GERMAN AMERICAN ANNOUNCES ELECTION OF M. DARREN ROOT TO ITS BOARD of DIRECTORS

JASPER, Indiana, November 26, 2012 — German American Bancorp, Inc. (NASDAQ:GABC) today announced that M. Darren Root has been appointed to its board of directors, effective January 1, 2013.  Mr. Root has also been appointed to the Audit Committee of the board of directors, and to the board of directors (and audit committee) of the company’s bank subsidiary.

Mr. Root, age 52, president and founding member of Root & Associates LLC, a Bloomington, Indiana-based accounting firm, has more than 25 years of practical tax and accounting experience.  His forward thinking has kept his firm at the forefront of the profession--applying leading technologies and best practices that support a highly efficient and streamlined accounting practice.  Mr. Root is also CEO of RootWorks LLC, a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding and more.

Darren co-authored The E-Myth Accountant with business guru Michael Gerber and was named to the Tax and Accounting Profession’s “Top 25 Most Influential Thought Leaders” list in 2011, 2012 and 2013.  In a 2012 survey of local businesses, he was named as “The Most Trusted CPA” in Bloomington, and for the past several years, Root & Associates LLC has earned first place for “Best CPA Firm” in the Bloomington Herald Times Readers’ Choice awards program. He serves as Executive Editor of CPA Practice Advisor, is a regular guest lecturer at Indiana University’s Kelley School of Business, and for the past 20 years has held the position of Director of Finance at Sherwood Oaks Christian Church of Bloomington.

U. Butch Klem, Lead Director and Chair of the Governance/Nominating Committee of the German American board of directors, commented on the appointment, “The entire board is very pleased to have Darren join our Board.  His knowledge base in the areas of accounting, audit, finance, and technology will enhance our Board as we continue to grow German American’s footprint throughout Southern Indiana.   His breadth of knowledge as a certified public accountant and certified information technology professional is an extremely valuable asset for our Company and for our Board.  We are looking forward to Darren’s insights in helping us build value for our shareholders.”

In making the announcement, Mark A. Schroeder, Chairman & CEO, stated, “German American is truly very fortunate to have someone of Darren’s caliber join our board of directors.  In addition to his tremendous knowledge of accounting, audit, and technology matters, he also brings to our board a depth of knowledge of the Bloomington, Indiana market area.  The Bloomington market continues to grow in importance for our Company, and having someone with his knowledge of marketplace activities and growth opportunities on the board will provide excellent guidance and direction for both board members and management.”

Mr. Root stated, “As German American has expanded its footprint throughout Southern Indiana, they have earned a reputation as a relationship-oriented, community-based financial institution with the size and sophistication to serve both businesses and consumers.  With over 100 years of commitment to the communities it serves, German American has a proven business model and strategy focused on taking care of clients.  This approach to doing business has served to strengthen shareholder value.”

Mr. Root holds CPA, CITP (Certified Information Technology Professional), and CGMA (Chartered Global Management Accountant) credentials.  He is a former American Institute of Certified Public Accountants CITP Credential Committee Board member, and has served on the Board of Directors for the Indiana CPA Society.

Mr. Root has served since July 2011 on German American’s Regional Advisory Board for the Bloomington and Bedford, Indiana markets.  Other local business professionals serving on that Advisory Board include Tom Browne of Huse, Inc., Sandy DeWeese with IU Health-Southern Indiana Physicians, Tim Henke of Renaissance Rentals, Dr. Monika Kroener with Indiana University Kelly School of Business, and David Henson, Regional President of German American.

ABOUT GERMAN AMERICAN

German American Bancorp, Inc. is a NASDAQ-traded (symbol GABC) $1.9 billion dollar holding company headquartered in Jasper, Indiana. German American, through its banking subsidiary German American Bancorp, operates 34 retail banking offices and serves 13 counties in Southern Indiana. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).